Exhibit 99.1

Merisant 10 South Riverside Plaza Suite 850 Chicago, Illinois 60606 312-840-6000

NEWS RELEASE
For Immediate Release

Merisant Worldwide Inc. Names New Leaders to
Propel Company’s Transformation

CHICAGO, IL, April 11, 2007 — Merisant Worldwide, Inc., a global leader in no-calorie tabletop sweeteners, and its affiliated subsidiaries announced today the appointment of Diana S. Ferguson as executive vice president, finance and chief financial officer, effective April 16, 2007. Ferguson, 44, will oversee global finance and information technology with a focus on optimizing Merisant’s financial infrastructure and strengthening its balance sheet.

Merisant also named Lee Van Syckle to executive vice president and global commercial director, a newly created position. Van Syckle previously served as Merisant’s general manager of North America.

“I’m excited to welcome Diana Ferguson and to expand Lee Van Syckle’s role in the organization,” said Paul Block, chief executive officer of Merisant. “During the past three years, we’ve aimed to transform Merisant into a leading consumer packaged goods company by streamlining operations, reinvigorating core brands, and introducing new products that delight consumers. The company’s increasingly stable results provide evidence that these changes are making an impact, though additional challenges lay ahead. Our team is stronger with Diana and Lee.”

Prior to joining Merisant, Ferguson was chief financial officer of Sara Lee Foodservice, a role she had held since June 2006. She had previously served in a number of leadership positions at Sara Lee Corporation, including senior vice president of strategy and corporate development and treasurer. Prior to joining Sara Lee Corporation in 2001, Ferguson was vice president and treasurer of Fort James Corporation. Previously, she held a variety of treasury management positions at Eaton Corporation, and also served in various financial positions at Fannie Mae, the First National Bank of Chicago and IBM.

“In addition to seasoned executive leadership, Diana brings a wealth of knowledge of consumer packaged goods that we expect to be of great benefit to Merisant,” Block added.

Ferguson earned a Bachelor of Arts degree in psychology from Yale University and a Master of Management degree with concentrations in finance and managerial economics from Northwestern University’s Kellogg School of Management. Ferguson is a member of the board of directors of Integrys Energy Group and is a member of The Economic Club of Chicago. She serves on the non-profit board of Leadership Greater Chicago and is active on the Kellogg Alumni Advisory Board.

“I’m excited to accept the responsibilities and challenges of this dynamic, global consumer products organization,” Ferguson explained. “Furthermore, I believe in Merisant’s strategy and its products, and I’m eager to be a part of the leadership team driving the company’s transformation.”

In his new role as executive vice president and global commercial director, Van Syckle, 56, will be responsible for growing Merisant’s sales and profitability worldwide by establishing processes to better measure sources of demand; implementing customer collaboration, account segmentation and customer profitability metrics; and establishing rigorous performance metrics, which will tie the sales force incentives to the overall company’s financial performance.

“I’ve been tremendously pleased at the positive changes Lee has put in place in North America, which halted profit declines on Merisant’s Equal® products and generated a 25 percent increase in operating EBITDA in 2006,” said Block. “In his expanded role as global commercial director, I’m confident that Lee will bring the same invaluable discipline to Merisant’s other markets around the world, and his proven formula will strengthen the company’s core business and catapult Merisant to a new level of performance.”

Van Syckle was appointed general manager of North America in September 2006 after joining the company as senior vice president of sales for North America in January 2005. Previously, Van Syckle was executive vice president of sales and marketing at Imperial Sugar Company. During a 21-year career at Gerber Products Company, which became Novartis International AG in 1996 as the result of a merger, Van Syckle held numerous leadership positions and was responsible for the reinvigoration of multiple brands and geographies. Van Syckle has a Bachelor of Science degree in education from The Ohio State University.

“I’m looking forward to taking our strategy global to replicate the results we’ve seen in the U.S.,” said Van Syckle. “I believe that Merisant is beginning to gain momentum, and I’m eager to begin collaborating with employees around the world to achieve Merisant’s potential.”

Ferguson and Van Syckle join Merisant’s executive team, which includes Paul Block; Scott Bartlett, vice president, global supply chain; and Jon Cole, vice president, general counsel.

About Merisant

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners. In addition to Equal®, Canderel®, Merisant markets its products under 20 other brands in over 90 countries. For more information visit www.merisant.com.

Note to editors: Equal® and Canderel® are registered trademarks of Merisant Company.

Contact:	Joseph Poulos Edelman (312) 240-2719